Exhibit 99.1

Neurobiological Technologies Announces Appointment of
William A. Fletcher as Acting CEO

EMERYVILLE, Calif., February 4, 2009 — Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII), today announced the appointment of William A. Fletcher as the Company’s Acting Chief Executive Officer.  Mr. Fletcher has been a director of NTI since February 2007. With the Acting CEO appointment, the board of directors has discontinued its previously announced search for a permanent, full-time president and chief executive officer.

Mr. Fletcher has been Chairman, Teva Pharmaceuticals North America since December 2004. Prior to that, he was President and Chief Executive Officer of Teva’s North American activities from 1985 until the end of 2004. Mr. Fletcher served as Vice President, Sales and Marketing of the Pennsylvania-based Lemmon Company (1980 to 1983) and then as President (1983-1985) following the company’s acquisition by Teva and WR Grace. Mr. Fletcher graduated in International Marketing from Woolwich Polytechnic, London (now Greenwich University) in 1969.

“Together with the rest of the board of directors, I am committed to determining the best direction for Neurobiological Technologies as we evaluate alternatives following the failure of our Viprinex™ program for stroke. I intend to lead this process in a disciplined and expeditious manner,” stated Mr. Fletcher. “We are continuing to downsize the Company while critically assessing our obligations and commitments in order to determine the best value for our shareholders.”

About Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc. is a biopharmaceutical company focused on developing novel, first-in-class agents for central nervous system conditions and other serious unmet medical needs. The company recently terminated development of its most advanced product candidate, Viprinex™ (ancrod), which was studied in Phase 3 clinical trials for evaluation as a new drug to treat acute ischemic stroke. NTI has an early-stage development program for Alzheimer’s disease and rights to receive payments on an approved drug for Alzheimer’s disease and an investigational drug which has recently completed a Phase 3 trial for brain swelling.

NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including risks relating to our terminated clinical trials and our continuing contractual commitments, and levels of future operations and expenditures, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release and we undertake no obligation to update these forward-looking statements.